Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-119266, 333-113557, 333-31978, 333-34360, 333-86098 and 333-89666) and on Form S-8 (Nos. 333-120316, 333-104685, 333-69116, 333-34358, 333-95673, 333-92173, 333-58183, 333-66151, 333-02889, 333-00779, 033-43591, 333-14241, 333-12095 and 333-118090) of our report dated June 10, 2004, except as to Note 24 related to certain subsequent events, as to which the date is September 21, 2004, and Note 3, 6, 12, and 21 related to the change in reported segments, as to which the date is December 3, 2004, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

December 3, 2004